Exhibit 99.1

NEWS RELEASE

Susser Provides Second Quarter 2014 Operating Results Update
Earnings Conference Call Set for August 8 at 11 a.m. ET
CORPUS CHRISTI, Texas, July 15, 2014 - Susser Holdings Corporation (NYSE: SUSS) and Susser Petroleum Partners LP (NYSE: SUSP) today provided partial operating results for the second quarter and first half of 2014.
Susser Holdings expects to report:

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Merchandise -- Same-store merchandise sales growth of approximately 4.0 percent for the second quarter, which included the Easter holiday, versus growth of 2.2 percent a year ago. Last year Easter fell in the first quarter.

For the first half of 2014, same-store sales growth is expected to be approximately 3.0 percent, compared with growth of 3.2 percent for the first half of last year.

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Retail Fuel -- A retail average per-store fuel volume decline of approximately 0.4 percent for the second quarter, versus growth of 5.5 percent a year earlier. Excluding the Sac-N-Pac locations acquired in January, retail average per-store fuel volumes grew by 2.0 percent year-over-year.

For the first half of 2014, a retail average per-store fuel volume increase of an estimated 0.8 percent - or 3.1 percent excluding the Sac-N-Pac stores -- versus growth of 4.9 percent in the first half of 2013.
Susser Petroleum Partners expects to report:

•	Total gallons sold of 462 million for the second quarter, a 19 percent increase compared with a year ago.

Total gallons sold of 895 million for the first half of 2014, an 18 percent increase compared to the first half of 2013.
New Locations Update
Susser Holdings opened five new large-format Stripes® convenience stores and acquired two stores during the second quarter of 2014. As of June 29, the Company operated a total of 636 retail stores, of which 408 include a restaurant concept, primarily Laredo Taco Company®.
Year to date the Company has added 57 retail stores, including 49 acquired stores and eight newly-built stores, including one store opened early in the third quarter. Eighteen new retail stores are currently under construction.

Susser Holdings and Susser Petroleum Partners completed sale leaseback transactions for six new retail locations in the second quarter for a total cost of $31.0 million. Year to date, Susser has completed 13 sale/leaseback transactions for a total of $58.6 million
Eleven new contracted sites were added in the wholesale segment in the second quarter, and three were discontinued for a total of 624 contracted branded sites as of June 30. Year to date, Susser has added a total of 38 dealer sites and discontinued five.
Earnings Conference Call
Susser Holdings and Susser Petroleum Partners will release their second quarter financial and operating results before the market opens on Friday, August 8. In conjunction with these news releases, management will hold a combined conference call the same day at 11 a.m. Eastern Time (10 a.m. Central Time) to discuss both companies' results. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:	Dial 719-457-2689 at least 10 minutes before the call. A replay will be available through August 15 by dialing 719-457-0820 and using the access code 5051315#.

By Webcast:
Connect to the webcast via the Events and Presentations pages of Susser Holdings Corporation's Investor Relations website at http://investor.susser.com or Susser Petroleum Partners LP's Investor Relations website at http://investor.susserpetroleumpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates approximately 635 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® and Sac-N-Pac™ banners. Restaurant service is available in more than 405 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes approximately 1.6 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.
Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; inability to build or acquire and successfully integrate new stores; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; general economic, financial and political conditions; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and other unforeseen factors.
For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts:
Susser Holdings Corporation	Dennard-Lascar Associates
Susser Petroleum Partners LP	Anne Pearson, Senior Vice President
Mary Sullivan, Chief Financial Officer	(210) 408-6321, apearson@dennardlascar.com
(361) 884-2463, msullivan@susser.com

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